                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and between Mannatech, Incorporated and _________________________ ("Executive").


                             W I T N E S S E T H:

     WHEREAS, Executive is currently an employee of Mannatech, Incorporated ("Company"); and

     WHEREAS, Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to continue to be employed by Company on such terms and conditions, and for such consideration;

     NOW, THEREFORE, for and in consideration of the amounts and benefits to be paid and provided to Executive under this Agreement and the mutual promises, covenants, and undertakings contained herein, Company and Executive, each intending to be legally bound, hereby agree as follows:

                                      I.
                            EMPLOYMENT AND DUTIES

     1.1 EMPLOYMENT. Company agrees to employ Executive, and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

     1.2 POSITION. From and after the Effective Date, Company shall employ Executive in the position of _____________________________________ of
Company, or in such other comparable executive position as Company and Executive may mutually agree.

     1.3 DUTIES AND SERVICES. Executive agrees to serve in the position referred to in Section 1.2 and to perform diligently and to the best of Executive's abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office upon which the parties mutually may agree from time to time. Executive also agrees that Executive's employment shall be subject to the policies maintained and established by Company, as the same may be amended from time to time.

     1.4 OTHER INTERESTS. Executive agrees, during the period of Executive's employment by Company, to devote Executive's primary business time, energy, and best efforts to the business and affairs of Company and its Affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may, without consent of the Board of Directors, engage in charitable, civic, and other business activities that do not conflict with the business and affairs of Company and in passive personal investments, so long as such activities do not in any way interfere with Executive's performance of Executive's duties hereunder.

     1.5 DUTY OF LOYALTY. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

                                     II.
                          COMPENSATION AND BENEFITS

     2.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary of $__________. Executive's annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on not less than an annual basis, and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased unless mutually agreed to in writing by both Company and Executive, effective as of January 1 of each year. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

     2.2 BONUS. During the period of Executive's employment under this Agreement, Executive shall be eligible, from time to time, but not less than annually, to receive a bonus, with the amount of such bonus to be determined under any incentive or bonus plan established by Company and, in the absence of any such plan, by the Board of Directors (or a committee thereof) based upon criteria established from time to time by the Board of Directors (or such committee).

     2.3 EMPLOYEE BENEFITS. During the period of Executive's employment under this Agreement, Executive shall be allowed to participate in any benefit plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company in general. Such benefit plans and programs shall include, without limitation, any deferred compensation plan, profit sharing plan, thrift plan, health insurance or group health plan, life insurance, disability insurance, pension plan, supplemental retirement plan, stock option plan, sick leave plan, and the like, which may be maintained by Company for Executive specifically or for employees of Executive's seniority and position generally. Company shall not, however, by reason of this
Section 2.3 either (i) be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program or (ii) be obligated to provide Executive with all benefits provided to any other person or individual employed by Company.

     2.4 VACATION. During the period of Executive's employment under this Agreement, Executive shall be entitled to a number of vacation days each year in accordance with the following schedule:

     As provided by the Company policy, but in any event not less than as provided by the following schedule:

               YEAR                     VACATION DAYS
               --------------------------------------
               1998                     15 days
               1999                     15 days
               2000 and thereafter      20 days

To the extent Executive fails to take his full number of vacation days in any given year, Executive shall have no right to carry over accrued but unused vacation to any subsequent year, but Company shall pay additional compensation to Executive in an amount equal to Executive's annual base salary as in effect pursuant to Section 2.1 for such year, prorated for the number of unused vacation days in such year. Vacation days provided under this Agreement shall be offset by vacation days available to Executive under any other Company vacation plan or policy.

     2.5 BUSINESS AND ENTERTAINMENT EXPENSES. During the period of Executive's employment under this Agreement, subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including, but not limited to, reasonable dues and fees to industry and professional organizations and reasonable costs of entertainment and business development.

     2.6 INDEMNIFICATION. During the period of Executive's employment under this Agreement, Company agrees to indemnify Executive against any and all liabilities arising out of Executive's employment duties under this Agreement to the extent such liabilities are not covered by any insurance maintained by Company or Executive, but excluding liabilities that are caused by or result, in whole or in part, from Executive's own negligence or willful misconduct.

     2.7 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Company shall purchase and, during the period of Executive's employment under this Agreement, maintain a reasonable level of directors' and officers' liability insurance covering Executive's employment position identified in Section 1.2, but only if and to the extent such coverage is available at a reasonable premium cost as determined by and in the sole discretion of the Board of Directors.

                                     III.
                      TERM AND TERMINATION OF EMPLOYMENT

     3.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive under the terms of this Agreement for an initial term of five years, which shall begin on the Effective Date and end on the fifth anniversary of the Effective Date. Said term shall be extended automatically for an additional successive one-year period as of each anniversary of the Effective Date after the initial term.; provided, however, that if either party shall give written notice to the other at least thirty days prior to such anniversary, then no such automatic extension shall occur and Executive's employment under this Agreement shall terminate on the day prior to such anniversary.

     3.2  COMPANY'S RIGHT TO TERMINATE.  Notwithstanding the provisions of
Section 3.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

          (i)   Upon Executive's death;

          (ii) Upon Executive's becoming incapacitated by accident, sickness, or other circumstance that renders Executive mentally or physically incapable of performing the essential duties and services required of Executive hereunder, with or without reasonable accommodation, for a period of at least 120 consecutive calendar days;

          (iii) For Cause;

          (iv) For Executive's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for thirty days following written notice to Executive by Company of such breach; or

          (v) For any other reason whatsoever, in the sole discretion of the Board of Directors.

     3.3  EXECUTIVE'S RIGHT TO TERMINATE.  Notwithstanding the provisions of
Section 3.1, Executive shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

          (i) A material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for thirty days following written notice of such breach by Executive to Company;

          (ii)  For Good Reason; or

          (iii) For any other reason whatsoever, in the sole discretion of Executive.

     3.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term provided in Section 3.1, Company or Executive shall do so by giving written notice of such termination to the other party and stating the effective date and reason for such termination; provided, however, that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles V and VI hereof.

                                     IV.
                     EFFECT OF TERMINATION OF EMPLOYMENT

     4.1 TERMINATION BY EXPIRATION OF TERM. If Executive's employment hereunder shall terminate upon expiration of the term provided in Section 3.1, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of Executive's employment, except for such benefits as may be required by law.

     4.2 TERMINATION BY COMPANY. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in Section 3.1, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by Section 3.2(i), 3.2(ii), 3.2(iii), or 3.2(iv), subject to execution of the release described in Section 4.4, Company shall (i) pay Executive Severance Payments and (ii) provide Executive with Severance Benefits. The first Severance Payment pursuant to this Section shall be paid to Executive within thirty days of the date of termination of his employment, and the second, third, fourth, and fifth of such payments shall be paid, one each, on the first, second, third, and fourth, respectively, anniversary of such termination date.

     4.3 TERMINATION BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in
Section 3.1, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be pursuant to Section 3.3(i) or 3.3(ii), subject to execution of the release described in Section 4.4, Company shall (i) pay Executive Severance Payments and (ii) provide Executive with Severance Benefits. The first Severance Payment pursuant to this Section shall be paid to Executive within thirty days of the date of termination of his employment, and the second, third, fourth, and fifth of such payments shall be paid, one each, on the first, second, third, and fourth, respectively, anniversary of such termination date.

     4.4 RELEASE AND FULL SETTLEMENT. As a condition to the receipt of any Severance Payment and/or Severance Benefit hereunder, Executive shall be required to execute a release, in the form established by Company, releasing Company and Company's shareholders, partners, officers, directors, employees, and agents from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims or causes of action arising out of Executive's employment with Company, the termination of such employment, or any actions or omissions occurring during such employment, and the performance of Executive's and Company's obligations hereunder, and the receipt of any benefits provided hereunder by Executive shall constitute full settlement of all such claims and causes of action.

     4.5 CHANGE IN CONTROL. If, within two years following the occurrence of a Change in Control, Executive's employment with Company shall terminate under circumstances that would entitle Executive to Severance Payments pursuant to Section 4.2 or 4.3, then, in lieu of any Severance Payments or Severance Benefits pursuant to Section 4.2 or 4.3, Company shall (i) pay Executive Change in Control Payments and (ii) provide Executive with Change in Control Benefits. The first Change in Control Payment pursuant to this Section shall be paid to Executive within thirty days of the date of termination of his employment, and the second, third, fourth, and fifth of such payments shall be paid, one each, on the first, second, third, and fourth, respectively, anniversary of such termination date.

     4.6 PARACHUTE PAYMENT GROSS UP. Notwithstanding anything to the contrary in this Agreement, in the event that any Payment would be subject to Excise Tax, Company shall pay to Executive a Gross-up Payment. Company shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company) within ten days of the receipt of such claim. Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, that Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim, or if Company determines not to contest such claim, Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     4.7 NO DUTY TO MITIGATE LOSSES. Executive shall have no duty to find new employment following the termination of Executive's employment in order to trigger Company's obligation to pay any amount to Executive pursuant to this Article IV. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of Executive's employment under circumstances pursuant to which this Article IV applies shall not reduce Company's obligation to make a payment to Executive (or the amount of any such payment) pursuant to the terms of this Article IV.

     4.8 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article IV shall be received by Executive as liquidated damages and not as a penalty.

     4.9 OTHER COMPENSATION PROGRAMS. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's annual base salary and certain perquisites of employment. Except as otherwise specifically provided in this Agreement, Executive's rights and obligations both during the term of Executive's employment and thereafter with respect to any stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under plans and programs maintained by Company, if any, shall be governed by the separate agreements, plans, programs, and other documents and instruments governing such matters, or as may be provided by law.

     4.10 DEATH OF EXECUTIVE. If Executive is entitled to any Severance Payment or Change in Control Payment pursuant to this Article IV and Executive dies prior to the completion of all such payments, such payments shall cease, and Company shall have no obligation to provide any further Severance Payment or Change in Control Payment, as applicable, to Executive's estate or to any other person.

                                      V.
                          PROTECTION OF INFORMATION

     5.1 DISCLOSURE TO EXECUTIVE. Company shall (i) disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates, and/or (ii) entrust Executive with business opportunities of Company or its Affiliates, and/or (iii) place Executive in a position to develop business good will on behalf of Company or its Affiliates.

     5.2 DISCLOSURE TO AND PROPERTY OF COMPANY. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) that relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, electronic mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

     5.3 NO UNAUTHORIZED OR DAMAGING USE OR DISCLOSURE. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its Affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder.
Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this Section. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its Affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives (i) that are slanderous, libelous, or defamatory, or (ii) that disclose private or confidential information about Company, any of its Affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives, or (iii) that constitute an intrusion into the seclusion or private lives of Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives, or (iv) that give rise to unreasonable publicity about the private lives of Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives, or (v) that place Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public, or (vi) that constitute a misappropriation of the name or likeness of Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts.

     5.4 OWNERSHIP BY COMPANY. If, during Executive's employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, electronic mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment, or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

     5.5 ASSISTANCE BY EXECUTIVE. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

     5.6 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating any and all payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

                                     VI.
                          NONCOMPETITION OBLIGATION

     6.1 IN GENERAL. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its Affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its Affiliates that has been and will in the future be developed in Executive, and the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its Affiliates; and, as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its Affiliates are conducting any business as of the date of the termination of the employment relationship or have during the previous twelve months conducted such business:

          (i) Engage in any business competitive with the business conducted by Company;

          (ii) Render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company with respect to such competitive business; or

          (iii) Induce any employee of Company or any of its Affiliates to terminate his or her employment with Company or such Affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

These noncompetition obligations shall apply during the period that Executive is employed by Company and for an additional period of one year following Executive's termination of employment with Company for any reason; provided, however, that if Executive is entitled to receive any payment or benefit from Company pursuant to Article IV, such obligations shall extend for the duration of the period during which Executive is receiving any payment or benefits pursuant to this Agreement after termination of the employment relationship if such period is later than any period previously described in this sentence.

     6.2 ENFORCEMENT AND REMEDIES. Executive understands that the restrictions set forth in Section 6.1 may limit Executive's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

     6.3 REFORMATION. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

                                     VII.
                                MISCELLANEOUS

     7.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     IF TO COMPANY TO:   Mannatech, Incorporated
                         600 South Royal Lane
                         Coppell, Texas 75019
                         Attention:
                                     ---------------------------

     IF TO EXECUTIVE TO:
                         ---------------------------------------
                         ---------------------------------------
                         ---------------------------------------

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

     7.2 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Texas, except as may be preempted by federal law.

     7.3 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     7.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

     7.7 HEADINGS. The Article and Section headings herein have been inserted for purposes of convenience only and shall not be used for interpretive purposes.

     7.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     7.9 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     7.10 TERM. This Agreement has a term as provided in Section 3.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V and VI shall survive any termination of the employment relationship and/or of this Agreement.

     7.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

                                    VIII.
                                 DEFINITIONS

     8.1 DEFINITIONS. Where the following words and phrases appear in this Agreement, each shall have the respective meaning set forth below, unless the context clearly indicates to the contrary.

(1) "AFFILIATE" shall mean any entity, which owns or controls, is owned or controlled by, or is under common ownership or control with Company.

(2)  "BOARD OF DIRECTORS" shall mean the Board of Directors of Company.

(3) "CAUSE" shall mean Executive has, in the reasonable opinion of Company, (i) engaged in GROSS negligence or willful misconduct in the performance of the duties required of Executive hereunder, (ii) been convicted of any felony or a misdemeanor involving moral turpitude, (iii) willfully refused without proper legal reason to perform the duties and responsibilities required of Executive hereunder, (iv) materially breached this Agreement or any corporate policy or code of conduct established by Company, or (v) willfully engaged in conduct that Executive knows or should know is materially injurious to Company or any of its Affiliates.

(4) "CHANGE IN CONTROL" shall mean the purchase or other acquisition by any person, entity, or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of more than

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     thirty percent (30%) of either the outstanding shares of common stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated Company's then outstanding securities, or a liquidation or dissolution of Company, or of the sale of all or substantially all of Company's assets; provided a directed public offering of the Company to Associates and Employees of the Company or a public offering which renders the Company's stock tradeable on a recognized national exchange.

(5)  "CHANGE IN CONTROL BENEFITS" shall mean all of the following:

     (i) Company shall reimburse Executive for any premiums paid by Executive for continuation of health coverage for Executive and, if applicable, Executive's dependents (including Executive's spouse) under Company's group health plan, if any, pursuant to its COBRA continuation of coverage provisions, for a period not to exceed 18 months.

     (ii) Company shall provide Executive with outplacement services at a cost not to exceed 20% of Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company.

     (iii) All of the outstanding stock options granted by Company to Executive shall become fully vested and immediately exercisable in full upon Executive's termination of employment and converted to permanent warrants at the price and under the terms stated in the document of grant. In the event such options, to become warrants, are not registered, the Company shall forthwith register the same, removing all restrictions on transfer, within six months after the date of the Executive's termination of employment.

     (iv) Transfer of the ownership of any vehicle owned by the Company and used exclusively by the employee to the Employee.

(6) "SEVERANCE PAYMENTS" shall mean five lump sum annual payments, each in an amount equal to the sum of (i) 100% of Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company and (ii) the greater of (a) 25% of Executive's current annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with the Company or (b) an amount equal to 100% of the average of Executive's annual incentive bonus paid by Company pursuant to Section 2.2 for each of the three consecutive years immediately prior to Executive's termination of employment with Company.

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(7)  "COBRA" shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

(8)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

(9)  "COMPANY" shall mean Mannatech, Incorporated.

(10) "EFFECTIVE DATE" shall mean August 31, 1998.

(11) "EXECUTIVE" shall mean ________________________________________.

(12) "EXCISE TAX" shall mean the excise tax imposed by Section 4999 of the Code and any interest or penalties with respect to such excise tax.

(13) "GOOD REASON" shall mean (i) a significant change in the nature, status, or scope of Executive's duties, responsibilities, or authorities, (ii) a permanent change and relocation of Executive's principal place of employment with Company, which is more than twenty miles away from the prior location, (iii) a material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for thirty days following written notice of such breach by Executive to Company, (iv) a significant diminution in Executive's participation in bonus, stock option, incentive award, and other compensation plans provided by Company for executives with comparable duties, or (v) a significant diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the employee benefits and perquisites provided by Company to executives with comparable duties.

(14) "GROSS-UP PAYMENT" shall mean an additional payment in an amount such that after payment by Executive of all taxes on any Payment (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on such additional payment, Executive retains an amount of the additional payment equal to the Excise Tax imposed upon the Payments.

(15) "PAYMENT" shall mean any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement.

(16) "SEVERANCE BENEFITS" shall mean all of the following:

     (i) Company shall reimburse Executive for any premiums paid by Executive for continuation of health coverage for Executive and, if applicable, Executive's dependents (including Executive's spouse) under Company's group health plan, if any, pursuant to its COBRA continuation of coverage provisions, for a period not to exceed 18 months, the period during which each such individual is covered under such COBRA continuation of coverage provisions.

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

     (ii) Company shall provide Executive with outplacement services at a cost not to exceed 20% of Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company.

     (iii) All of the outstanding stock options granted by Company to Executive shall become fully vested and immediately exercisable in full upon Executive's termination of employment and converted to permanent warrants at the price and under the terms stated in the document of grant. In the event such options, to become warrants, are not registered, the Company shall forthwith register the same, removing all restrictions on transfer, within six months after the date of the Executive's termination of employment.

     (iv) Transfer of the ownership of any vehicle owned by the Company and used exclusively by the Employee to the Employee.

(17) "SEVERANCE PAYMENTS" shall mean five lump sum annual payments, each in an amount equal to the sum of (i) 100% of Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company and (ii) the greater of (a) 25% of Executive's current annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with the Company or (b) an amount equal to 100% of the average of Executive's annual incentive bonus paid by Company pursuant to Section 2.2 for each of the three consecutive years immediately prior to Executive's termination of employment with Company.

                      [SIGNATURE PAGES ON FOLLOWING PAGE]







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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the
_____ day of ____________, 19__, to be effective as of the Effective Date.


EXECUTIVE                        MANNATECH, INCORPORATED




                                 By:
-------------------------           -----------------------------------------
                                 Name:
                                      ---------------------------------------

                                 Title:
                                       --------------------------------------












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